MOORE & ASSOCIATES, CHARTERED
ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Fresh Harvest Products, Inc., of our report dated February 13, 2008 and February 7, 2007, with respect to the financial statements of Fresh Harvest Products, Inc. included in its annual reports on Form 10-KSB for the year ended October 31, 2007 and October 31, 2006 filed with the Securities and Exchange Commission.

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
June 4, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501